AMENDMENT NO. 4 TO THE
                    AMENDED AND RESTATED ADMINISTRATION AGREEMENT


     This Amendment No. 4 dated as of July 1, 1997, is entered into by ENDEAVOR INVESTMENT ADVISERS (the "Company") and FIRST DATA INVESTOR SERVICES GROUP, INC. ("FDISG").

         WHEREAS, the Company and The Boston Company Advisors, Inc. entered into an Administration Agreement dated as of March 28, 1991 which agreement was assigned to FDISG on April 24, 1994 (the "Administration Agreement");

         WHEREAS, the Company and FDISG wish to amend the Administration Agreement to amend certain provisions of the Administration Agreement;

         NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, hereby agree as follows:

         I. The Fee Schedule referred to in Section 4 of the Administration Agreement is hereby deleted in full and replaced with the following:

The Company shall pay FDISG the following fees for servicing the Existing Portfolios (as hereinafter defined):

              o a flat fee of $650,000 per annum, provided that the aggregate net assets of the Existing Portfolios do not exceed $1 billion.

              o if the aggregate net assets of the Existing Portfolios exceed $1 billion, FDISG shall also be entitled to receive a fee of .01% of any net assets in excess of $1 billion in addition to the flat fee of $650,000. x o if aggregate net assets of the Existing Portfolios fall below $850 million, the foregoing fees will be subject to renegotiation.

The "Existing Portfolios" shall consist of TCW Money Market Portfolio, TCW Managed Asset Allocation Portfolio, T. Rowe Price International Stock Portfolio, Value Equity Portfolio, Dreyfus Small Cap Value Portfolio, Dreyfus U.S. Government Securities Portfolio, T. Rowe Price Equity Income Portfolio, T. Rowe Price Growth Stock Portfolio, Opportunity Value Portfolio and Enhanced Index Portfolio. The fees to be paid by the Company to FDISG for servicing any additional Portfolios shall be those fees agreed to by FDISG and the Company in writing prior to the commencement of services for such Portfolios.

     III. The Schedule A referred to in Section 4 of the Administration Agreement is hereby deleted in full and replaced with the following:




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                                              Out-of-Pocket Expenses

                  A  billing  for  the  recovery  of  applicable   out-of-pocket
         expenses will be made as of the end of each month. Out-of-pocket expenses include, but are not limited to the following:

  -        Courier services
  -        Pricing services used by the Company
  -        Customized programming requests at $100 per hour
  -        Printing for shareholder reports and SEC filings
  -        External legal fees, audit fees and other professional fees
  -        Telephone, telecommunications and fax
  -        Travel and lodging for Board, Shareholder and Operations meetings
  -        Independent Auditor's Report (SAS 70)
           - Forms and supplies for the preparation of Board meeting and other materials for the Trust - Duplicating charges with respect to filings with Federal and state authorities and Board meeting materials - Postage of Board meetings materials and other materials to the Trust's Board members and service providers (including overnight or other courier services)
  -        Such other expenses as are agreed to by FDISG and the Company

     IV. Except to the extent amended hereby, the Administration Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended hereby.




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     IN WITNESS  WHEREOF,  the undersigned have executed this Amendment No. 4 as of the date and year first written above.

                                                 ENDEAVOR INVESTMENT ADVISERS



                                                 By: __________________________


                                                 FIRST DATA INVESTOR SERVICES
                                                 GROUP, INC.



                                                 By: __________________________



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